Exhibit 5.1

Cohen & Steers, Inc.
280 Park Avenue
New York, New York 10017

April 15, 2014

Cohen & Steers, Inc.
280 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

I am a Senior Vice President, Associate General Counsel and Assistant Secretary to Cohen & Steers, Inc., a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of an aggregate of an additional (i) 2,000,000 shares of common stock, par value $0.01 per share, of the Company approved for issuance under the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) and (ii)100,000 shares of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) approved for issuance under the Cohen & Steers, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

I have examined the Registration Statement, the Stock Incentive Plan, and the ESPP. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Pursuant to Item 8(a) of Form S-8, this opinion extends only to those securities offered and sold under the Stock Incentive Plan and the ESPP which are original issuance securities.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, upon issuance and delivery in accordance with the Stock Incentive Plan and the ESPP, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and related judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Adam Johnson
Adam Johnson
Senior Vice President, Associate General Counsel and Assistant Secretary